The Vantagepoint Funds
FYE 06/30/03
Attachment Filed in Response to Form N-SAR Sub-Item 77D
Policies with respect to security investments


No material changes have occurred in the investment policies of any of the registrant's portfolios that have not previously been reported under this Item 77D.